UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2005 (March 31, 2005)

HEALTHCARE REALTY TRUST INCORPORATED

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-11852	62-1507028

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

3310 West End Ave. Suite 700 Nashville, Tennessee 37203

(Address of principal executive offices) (Zip Code)

(615) 269-8175

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
SIGNATURES

Item 8.01 Other Events

On March 22, 2005 and March 24, 2005, the Company received letters from KPMG LLP, the Company’s independent auditor, requesting that the Company correct certain misstatements in and omissions from its Form 12b-25 filed on March 17, 2005 and its Form 8-K filed on March 23, 2005. KPMG LLP also notified the Company that in light of these matters, it will not be able to complete its audit by March 31, 2005. Accordingly, the Company will not be able to file its Form 10-K on March 31, 2005, when due, partly because of these matters.

The Company is working with KPMG LLP to complete the audit as promptly as possible. The Company is not aware of any unresolved disagreements with KPMG LLP concerning the accounting issues described in the Form 8-K filed March 23, 2005.

The Company states as follows with respect to the issues raised in KPMG LLP’s letters:

•	In the Form 8-K, the Company stated, “The Audit Committee of the Company’s Board of Directors has discussed these matters with the Company’s independent registered public accounting firm, KPMG LLP.” KPMG LLP did discuss the issues in general with the Chairman of the Audit Committee, and the Chairman agreed that the issues raised by KPMG LLP had merit. The Audit Committee Chairman then discussed the issues with the other members of the Audit Committee, and the Audit Committee members also agreed that the issues raised by KPMG LLP had merit. The Company did not conclude that restatements were warranted until March 19, 2005, when discussions with the predecessor auditor had occurred. Although the Audit Committee agreed with the concept of the restatements, specifics of the restatements and the conclusions reached on the accounting matters were not discussed by the Audit Committee with KPMG LLP before the previous 8-K filing.

•	In the Form 8-K, the Company stated that KPMG LLP asserted its position regarding two accounting treatment matters on March 10, 2005. In the February 28, 2005 meeting with the Audit Committee, KPMG LLP had provided its tentative conclusion on one of these matters and raised questions about the other. On March 4, 2005, KPMG LLP had provided its tentative conclusion on the other matter. Following receipt of additional information from the Company on March 9, 2005, KPMG LLP provided a memorandum setting forth its tentative conclusions on March 10, 2005.

•	In the Form 8-K, the Company stated, “To date, management has not concluded that the Company has a material weakness in its internal control over financial reporting. However, the Company is aware that PCAOB Auditing Standard No. 2 states that the occurrence of a restatement of previously issued financial statements to reflect a correction of a misstatement is a strong indicator that a material weakness in internal control over financial reporting exists.” KPMG LLP had informed management on March 4, 2005 that KPMG LLP was likely to conclude that the Company did have a material weakness in its internal control over financial reporting, but that the characterization of that material weakness had not been finalized.

•	In the Form 8-K, the Company stated that it had based its assessment and accounting for collectibility of the accounts receivable from one former operator, in part, on the “successor debtor” rules outlined in SFAS 15. Also, in the Form 8-K, the Company described KPMG LLP’s position on the proper accounting for the accounts receivable items as being based on SFAS 114. In its March 10, 2005 memorandum, KPMG LLP advised the Company that because the receivables were due from the successor lessor, not the former operator, KPMG LLP did not believe that SFAS 15 was applicable under the circumstances. KPMG LLP further advised that it appeared that the collectibility of these receivables was not reasonably assured; and, if the Company had determined that it was appropriate to record revenue on these receivables, it should have evaluated their collectibility under SFAS 5 and SFAS 114 and recorded an allowance.

With respect to the accounts receivable item discussed in the Form 8-K, the non-cash adjustments to (increase) decrease net income, as revised, are expected to be approximately as follows:

2004	$ 2.0 million
2003	$(0.2) million
2002	$ 0.8 million
2001	$ 3.1 million
2000	$ 2.6 million

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE REALTY TRUST INCORPORATED
By /s/ Scott W. Holmes Scott W. Holmes Senior Vice President and Chief Financial Officer

Date: March 31, 2005